Exhibit 5.1

September 9, 2025

Board of Directors

Aptera Motors Corp

5818 El Camino Real

Carlsbad, California 92008

To the Board of Directors:

We have acted as counsel to Aptera Motors Corp., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-1 (File Number 333-289898) (as amended through the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (“Securities Act”), for the registration of up to 31,741,948 shares of the Company’s Class B common stock, $0.0001 par value per share (the “Stock”), for resale from time to time, pursuant to Rule 415 promulgated under the Securities Act by the registered stockholders as defined and listed in the Registration Statement in the section titled “Principal and Registered Stockholders” (the “Registered Stockholders”). The Stock may be sold by the Registered Stockholders, as set forth in the Registration Statement.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same (other than the Company), the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us.

The opinions expressed below are limited to the Delaware General Corporation Law.

In connection with our opinion expressed in the paragraph below, we have assumed that, at or prior to the time of the delivery of any shares of Stock, the Registration Statement will have been declared effective under the Securities Act that the Registration Statement will apply to the offer and sale of such shares of Stock and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such shares of Stock.

Based upon the foregoing, we are of the opinion that the up to 31,741,948 shares of Stock that may be sold by the Registered Stockholders have been duly authorized and are, or in the case of any shares of Stock subject to stock options or warrants, when issued and paid for in accordance with their terms, if any, will be, validly issued, fully paid and nonassessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Registration Statement or any portion thereof.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Yours truly,

/s/ CrowdCheck Law, LLP